Exhibit 3.04

AGREEMENT AND PLAN OF MERGER

OF

MOLOKAI ENTERPRISES, INC.

(A COLORADO CORPORATION)

WITH

AND INTO

PERPETUAL TECHNOLOGIES, INC.

(A DELAWARE CORPORATION)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated this 20th day of March 2007, by and between MOLOKAI ENTERPRISES, INC., a Colorado corporation (“MEI”) and PERPETUAL TECHNOLOGIES, INC., a Delaware corporation (“PTI”), is made with respect to the following facts.

RECITALS

WHEREAS, MEI is a corporation duly organized and existing under the laws of the State of Colorado;

WHEREAS, PTI is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, the respective Boards of Directors for MEI and PTI have determined that, for purposes of effecting the reincorporation of MEI in the State of Delaware, it is advisable and to the advantage of said two corporations and their stockholders that MEI merge with and into PTI so that PTI is the surviving corporation on the terms provided herein (the “Merger”); and

WHEREAS, the respective Board of Directors for MEI and PTI have adopted and approved this Agreement.

NOW THEREFORE, based upon the foregoing, and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt which is hereby acknowledged, the parties to this Agreement agree as follows.

ARTICLE I

THE MERGER

1.1

The Merger; Surviving Corporation.

Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.5 below), MEI shall be merged with and into PTI, subject to and upon the terms and conditions provided in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the applicable provisions of the Colorado Business Corporation Act (the “CBCA”), and the separate existence of MEI shall cease.  PTI shall be the surviving entity (the “Surviving Corporation”) and shall continue to be governed by the DGCL.

1.2

Constituent Corporations.

The name, address, jurisdiction of organization and governing law of each of the constituent corporations is as follows:

(a)

MEI, a corporation organized under and governed by the laws of the State of Colorado, with an address of 899 Artistic Circle, Springville, Utah 84663; and

(b)

PTI, a corporation organized under and governed by the laws of the State of Delaware, with an address of 899 Artistic Circle, Springville, Utah 84663.

1.3

Surviving Corporation.

PTI, a corporation organized under the laws of the State of Delaware, shall be the surviving corporation.

1.4

Address of Principal Office of the Surviving Corporation.

The address of PTI, as the Surviving Corporation, shall be 899 Artistic Circle, Springville, Utah  84663.

1.5

Effective Time.

The Merger shall become effective (the “Effective Time”), on the date upon which the last of the following shall have been completed:

(a)

This Agreement and the Merger shall have been adopted and recommended to the stockholders of MEI by the Board of Directors of MEI and approved by a majority voting power of MEI, in accordance with the requirements of CBCA;

(b)

This Agreement and the Merger shall have been adopted and recommended to the sole stockholder of PTI by the Board of Directors of PTI and approved by the sole stockholder of PTI, in accordance with the requirements of DGCL;

(c)

The effective date of the Merger as stated in the executed Statement of Merger filed with the Secretary of State for the State of Colorado; and

(d)

An executed Certificate of Merger (the “Certificate of Merger”) or an executed counterpart to this Agreement meeting the requirements of DGCL, shall have been filed with the Secretary of State of the State of Delaware.

1.6

Effect of the Merger.

The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the CBCA.  Without limiting the foregoing, from and after the Effective Time, all the property, rights, privileges, powers and franchises of MEI shall vest in PTI, as the Surviving Corporation, and all debts, liabilities and duties of MEI shall become the debts, liabilities and duties of PTI, as the Surviving Corporation.  As a result of the Merger, the 2007 Stock Option/Stock Issuance Plan of MEI shall be automatically assumed by PTI.

1.7

Certificate of Incorporation; Bylaws.

(a)

From and after the Effective Time, the Certificate of Incorporation of PTI shall be the Certificate of the Incorporation of the Surviving Corporation; and

(b)

From and after the Effective Time, the Bylaws of PTI, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

1.8

Officers and Directors.

The officers of PTI immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their resignation, removal or death.  The directors of PTI immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

ARTICLE II

CONVERSION OF SHARES

2.1

Conversion of Common Stock of MEI.

At the Effective Time, by virtue of the Merger and without any action on part of the holders of any outstanding shares of MEI, each share of common stock of MEI, no par value per share, issued and outstanding immediately prior to the Effective Time shall be converted into one share of PTI’S common stock, $.001 par value per share (the “Common Stock”).  As of the Effective Time, all of the outstanding shares of common stock of PTI held by MEI, shall be redeemed by PTI for the sum of one dollar ($1) and such redeemed shares shall be cancelled and returned to the status of authorized and unissued shares.  None of such redeemed shares shall be retained by MEI or PTI as treasury shares.

2.2

MEI Options, Stock Purchase Rights, Convertible Securities

(a)

From and after the Effective Time, the Surviving Corporation shall assume the obligations of MEI under, and continue, the option plans and all other employee benefit plans of MEI.  Each outstanding and unexercised option, other right to purchase, or security convertible into or exercisable for, MEI Common Stock (a “Right”), if any, shall become an option, right to purchase or a security convertible into the Surviving Corporation’s Common Stock, on the basis of one share of the Surviving Corporation’s Common Stock for each one share of MEI common stock issuable pursuant to any such Right, on the same terms and condition and at an exercise price equal to the exercise price applicable to any such MEI from and after the Effective Time.  This paragraph 2.2(a) shall not apply to currently issued and outstanding MEI Common Stock.  Such Common Stock is subject to paragraph 2.1 hereof.

(b)

A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of options and convertible securities equal to the number of shares of MEI Common Stock so reserved, if any, immediately prior to the Effective Time.  In addition, no “additional benefits” (within the meaning of Section 424(a)(2) of the Internal Revenue Code of 1986, as amended) shall be accorded to the optionees pursuant to the assumption of their options.

2.3

Characterization of Merger.

For federal income tax purposes, the conversion of interests in MEI pursuant to this Article II shall be deemed a reorganization and mere change in place of organization pursuant to section 368 (a)(1) (F) of the Internal Revenue Code of 1986.

ARTICLE III

TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

3.1

Transfer, Conveyance and Assumption.

At the Effective Time, PTI shall continue in existence as the Surviving Corporation, and without further action on the part of MEI or PTI, succeed to and possess all the rights, privileges and powers of MEI, and all the assets and property of whatever kind and character of MEI shall vest in PTI without further act or deed.  Thereafter, PTI, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of MEI, and any claim or judgment against MEI may be enforced against PTI as the Surviving Corporation, in accordance with Section 259 of the DGCL.

3.2

Further Assurances.

If at any time PTI shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in it the title to any property or right of MEI, or otherwise to carry out the provisions hereof, officers of MEI as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in PTI and otherwise to carry out the provisions hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MEI

MEI represents and warrants to PTI as follows:

4.1

Validity of Actions.

MEI (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Colorado, and (b) has full power and authority to enter into this Agreement and to carry out all acts contemplated by it.  This Agreement has been duly executed and delivered on behalf of MEI.  MEI has received all necessary authorization to enter into this Agreement, and this Agreement is a legal, valid and binding obligation of MEI, enforceable against MEI in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated by it will not violate any provision of MEI’s Articles of Incorporation, as amended, or Bylaws, nor violate, conflict with or result in any breach of any of the terms, provisions or conditions of, or constitute a default or cause acceleration of, any indebtedness under any agreement or instrument to which MEI is a party or by which it or its assets may be bound, or cause a breach of any applicable Federal or state law or governmental regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PTI

PTI represents and warrants to MEI as follows:

5.1

Validity of Actions.

PTI (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware, and (b) has full power and authority to enter into this Agreement and to carry out all acts contemplated by it.  This Agreement has been duly executed and delivered on behalf of PTI, and PTI has received all necessary authorization. This Agreement is a legal, valid and binding obligation of PTI, enforceable against PTI in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated by it will not violate any provision of the Certificate of Incorporation or Bylaws of PTI nor violate, conflict with or result in any breach of any of the terms, provisions or conditions of, or constitute a default or cause acceleration of, any indebtedness under any agreement or instrument to which PTI is a party or by which it or its assets may be bound, or cause a breach of any applicable federal or state law or regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.

ARTICLE VI

FURTHER ACTIONS

6.1

Additional Documents.

At the request of any party, each party will execute and deliver any additional documents and perform in good faith such acts as reasonably may be required in order to consummate the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

The obligation of PTI and of MEI to consummate the Merger shall be subject to compliance with or satisfaction of the following conditions:

7.1

Bring Down.

The representations and warranties set forth in this Agreement shall be true and correct in all material respects at, and as of, the Effective Time as if then made (except for those representations and warranties made as of a given date, which shall continue to be true and correct as of such given date) as of the Effective Time.

7.2

No Statute, Rule or Regulation Affecting.

At the Effective Time, there shall be no statute, or regulation enacted or issued by the United States or any State, or by a court, which prohibits or challenges the consummation of the Merger.

7.3

Satisfaction of Conditions.

All other conditions to the Merger set forth herein shall have been satisfied.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

8.1

Termination.

This Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, by mutual consent of the Board of Directors of PTI and the Board of Directors of MEI.

8.2

Amendment.

The parties hereto may, by written agreement, amend this Agreement at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, such amendment to be approved by the respective Boards of Directors of MEI and PTI.

8.3

Waiver.

At any time prior to the Effective Time, any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit.

ARTICLE IX

MISCELLANEOUS

9.1

Expenses.

If the Merger becomes effective, all of the expenses incurred in connection with the Merger shall be paid by PTI.

9.2

Notice.

Except as otherwise specifically provided, any notices to be given hereunder shall be in writing and shall be deemed given upon personal delivery or upon mailing thereof, if mailed by certified mail, return receipt requested, to the following addresses (or to such other address or addresses shall be specified in any notice given):

In the case of PTI:

Perpetual Technologies, Inc.

899 Artistic Circle

Springville, UT  84663

In the case of MEI:

Molokai Enterprises, Inc.

899 Artistic Circle

Springville, UT  84663

9.3

Non-Assignability.

This Agreement shall not be assignable by any of the parties hereto.

9.4

Entire Agreement.

This Agreement contains the parties’ entire understanding and agreement with respect to its subject matter, and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

9.5

Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles.

9.6

Headings.

The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

9.7

Gender; Number.

All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context requires.

9.8

Severability.

The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by an officer duly authorized to do so, all as of the day and year first above written.

MOLOKAI ENTERPRISES, INC., a Colorado Corporation

By:	/s/ Joseph Nemelka
Name: Joseph Nemelka
Title: President

PERPETUAL TECHNOLOGIES, INC., a Delaware Corporation

By:	/s/ Joseph Nemelka
Name: Joseph Nemelka
Title: President